Exhibit 99.1

BROWN SHOE ANNOUNCES PRELIMINARY THIRD QUARTER RESULTS

•	Famous Footwear comparable store sales increased 4.7 percent in the third quarter
•	Expects third quarter diluted earnings per share to be in the range of $0.36 to $0.37, or $0.40 to $0.41 on an adjusted basis

ST. LOUIS, MISSOURI, November 17, 2009 – Brown Shoe Company, Inc. (NYSE:BWS) today announced preliminary sales and earnings for the third quarter ended October 31, 2009.  In a separate press release today, the Company also announced a series of divisional leadership changes, with the expected retirements of Joe Wood, Division President – Retail, and Gary Rich, Division President – Wholesale, in early 2010 and details to their succession plans.

Preliminary results for the 13-week period ended October 31, 2009:

•	Total net sales of $625.6 million, a one percent decline from net sales of $631.7 million in the third quarter of 2008;

•	Famous Footwear comparable store sales increased 4.7 percent, as compared to a 5.0 percent decline in the third quarter of 2008;

•	Specialty Retail comparable store sales increased 4.1 percent, as compared to a 6.7 percent decline in the third quarter of 2008; and

•	Wholesale sales declined 16.5 percent in the quarter, in line with the Company’s previous stated outlook.

The Company currently expects third quarter net earnings per diluted share attributable to Brown Shoe Company, Inc. (hereafter “net earnings per diluted share”) in the range of $0.36 to $0.37.  Excluding charges of $0.04 per diluted share related to its information technology initiatives, the Company expects to generate $0.40 to $0.41 per diluted share on an adjusted basis in the quarter.  This compares to net earnings per diluted share of $0.25 in the third quarter of 2008, which included $0.24 per diluted share in charges related to the Company’s headquarters consolidation and its information technology initiatives.  The Company plans to provide its fourth quarter outlook when it reports full results for the third quarter on November 24, 2009.

CONFERENCE CALL INFORMATION

The Company will hold a conference call to discuss its third quarter financial results and fourth quarter outlook on Tuesday, November 24, 2009 at 8:00 a.m. Central time/9:00 a.m. Eastern time. The question-and-answer session of the call will be limited to institutional analysts and investors, but retail brokers, individual investors, and other interested parties are invited to attend via a live webcast at http://www.brownshoe.com/investor website (type in the BWS ticker symbol to locate the broadcast). The Company plans to issue its quarterly results press release before the market opens that day.

Non-GAAP Financial Measures
In this press release, the Company’s financial results are provided both in accordance with generally accepted accounting principles (GAAP) and using certain non-GAAP financial measures. In particular, the Company provides historic and preliminary net earnings and earnings per diluted share adjusted to exclude certain charges, which are non-GAAP financial measures. These results are included as a complement to results provided in accordance with GAAP because management believes these non-GAAP financial measures help identify underlying trends in the Company’s business and provide useful information to both management and investors by excluding certain items that may not be indicative of the Company’s core operating results. These measures should not be considered a substitute for or superior to GAAP results.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995:

This press release contains certain forward-looking statements and expectations regarding the Company’s future performance and the future performance of its brands. Such statements are subject to various risks and uncertainties that could cause actual results to differ materially. These include, among other things, the preliminary nature of the estimates of Company’s quarterly results. The Company's reports to the Securities and Exchange Commission contain detailed information relating to such factors, including, without limitation, the information under the caption “Risk Factors” in Item 1A of the Company’s Annual Report on Form 10-K for the year ended January 31, 2009, which information is incorporated by reference herein and updated by the Company’s Quarterly Reports on Form 10-Q. The Company does not undertake any obligation or plan to update these forward-looking statements, even though its situation may change.

About Brown Shoe Company, Inc.
Brown Shoe is a $2.2 billion footwear company with global operations.  Brown Shoe’s Retail division operates Famous Footwear, the more than 1,100-store chain that sells brand name shoes for the family, approximately 300 specialty retail stores in the U.S., Canada, and China primarily under the Naturalizer brand name, and footwear e-tailer shoes.com. Through its Wholesale divisions, Brown Shoe markets leading footwear brands including Naturalizer, Dr. Scholl's, Franco Sarto, LifeStride, Etienne Aigner, Via Spiga, and Sam Edelman.  Brown Shoe press releases are available on the Company's website at http://www.brownshoe.com.

Contacts:
For investors	For media:
Ken Golden	Erin Conroy
Brown Shoe Company, Inc.	Brown Shoe Company, Inc.
kgolden@brownshoe.com	econroy@brownshoe.com
314-854-4134	212-324-4515

SCHEDULE 1

BROWN SHOE COMPANY, INC.
Reconciliation of Historic and Preliminary Diluted Earnings Per Share Attributable to Brown Shoe Company, Inc. (GAAP Basis) to Adjusted Diluted Earnings Per Share Attributable to Brown Shoe Company, Inc. (Non-GAAP Basis)

The following are reconciliations of the Company’s historic and preliminary GAAP Diluted Earnings Per Share Attributable to Brown Shoe Company, Inc. to Adjusted Diluted Earnings Per Share Attributable to Brown Shoe Company, Inc.:

	Preliminary 3rd Quarter 2009	3rd Quarter 2008
(Thousands, except per share data)	Diluted Earnings Per Share	Diluted Earnings Per Share

GAAP EPS Attributable to Brown Shoe Company, Inc.	$ 0.36 – 0.37	$ 0.25

Charges / Other Items:

IT Initiatives	0.04	0.01

Headquarters Consolidation	-	0.23

Total Charges / Other Items	0.04	0.24

Adjusted EPS Attributable to Brown Shoe Company, Inc.	$ 0.40 – 0.41	$ 0.49